Exhibit 99.1


FOR MORE INFORMATION, CONTACT
NANCY ZALUD, 847-995-0400                                  FOR IMMEDIATE RELEASE


                PIONEER FINANCIAL SERVICES COMPLETES ACQUISITION
                OF WASHINGTON NATIONAL HEALTH INSURANCE BUSINESS


     SCHAUMBURG, IL., AUGUST 2, 1996---Pioneer Financial Services, Inc. (NYSE:
PFS), a national health and life insurer, announced it has completed the acquisition of a block of individual and small group health insurance business from Washington National Insurance Company (WNIC). This block of business represents approximately $200 million in annual premium revenue.

The acquisition is structured as a reinsurance transaction. PFS plans to reinsure the block of business on a 50% quota-share basis. Management believes the acquisition should begin to contribute to PFS financial results by the fourth quarter of 1996.

"We believe this acquisition will add to PFS profitability in two ways: 1) lowering total administrative expense ratios by spreading costs over a larger premium revenue base and 2) providing us with increased marketing distribution," said Peter W. Nauert, chairman of PFS. "We also expect to increase profits on this business by implementing managed care programs which have been successful in our current block of medical business."

PFS has already begun administrative consolidation to reduce expenses on the Washington National block of business. The company plans to maintain the current service centers in Evanston, Illinois, and Whitewater, Wisconsin.

The Washington National acquisition increases the gross premium revenue base of PFS' Group Medical Division by approximately 50%. A sales force of approximately 45,000 agents has been generating about $130 million in annualized sales for WNIC. This sales force will now affiliate with the PFS organization. PFS plans to add new product lines to this distribution system to enhance its marketing potential.

"I am optimistic that this distribution system could eventually yield even greater ongoing value than the current block of business we have acquired," Nauert added.

PFS underwrites and markets health insurance, life insurance and annuities and provides medical utilization management services throughout the United States. The company's primary markets for insurance are individuals age 65 and older, small business owners, self-employed individuals and middle income families.